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                                                                    Exhibit 10.5


                                                      June 26, 1997

John F. Farrell, Jr.
7 Dairy Road
Greenwich, Connecticut 06830

                    Re: Agreement Regarding Consulting Terms

Dear Mr. Farrell:

          This letter agreement (the "Letter Agreement") is intended to detail elements of your compensation arrangements with Dime Mortgage Inc. ("DMI") to become applicable upon the commencement of your consulting arrangement with DMI. DMI agrees to retain you as a consultant, and you agree to be retained by DMI as an independent consultant, and not as an employee or officer, but as an independent contractor, on the following terms and conditions:

         1. You agree that for a term of six months (the "Term") from the date of Consummation (as defined below), you will render such consulting services as may be requested of you from time to time by the CEO or COO of DMI at such time or times as may be mutually convenient to DMI and you. DMI agrees to provide you with sufficient prior notice of the need for consulting services, having regard to your other interests. DMI acknowledges that you will not be required to devote more than 20 hours per week to fulfill the consulting services hereunder. You also will not be obligated to render any services under this Letter Agreement during any such period when you are unable to do so due to illness, disability or injury.

         2. DMI agrees to pay you for your commitment to perform the services provided for under this Letter Agreement and the performance of any services requested by DMI in accordance with the preceding paragraphs at the monthly rate of $46,558; payable in accordance with DMI's customary payroll practices. You will also be entitled to reimbursement for reasonable expenses incurred by you in the performance of your duties hereunder. You will also, throughout the Term and for a period of one year thereafter, continue to receive the same or substantially the same employee benefits as those employee benefits North American Mortgage Company ("NAMC") provided to you as of the date hereof, including, without limitation, life and medical benefits, and any such additional benefits DMI makes available following the Consummation to supplement such benefits, on the same basis as if your employment with NAMC on the date hereof had continued with DMI following the Consummation and throughout such period.

         3. DMI shall be responsible for the payment, throughout the Term and for a period of six months thereafter, of all rents, utilities, costs and expenses necessary for you to maintain exclusive possession of the offices currently leased by NAMC in New York, New York, as occupied on the date hereof (the "Office"), and to continue the current retention of the two-person secretarial/support staff at the Office at the same level of compensation and benefits as currently in effect. As of the end of such period, DMI shall use its reasonable best efforts to cause you to be permitted to assume the lease with respect to the Office. You agree that DMI will have reasonable access to inspect the Office during the Term to the extent required by such lease.

         4. During and following the Term, you shall not, unless and to the extent that DMI otherwise has consented in writing, divulge, disclose or make accessible to any other person, corporation or other entity any Confidential Information pertaining to DMI's business (including that of its subsidiaries), except (i) while retained by DMI, in the business of and for the benefit of the DMI, or (ii) when required to do so by law upon the advice of counsel. "Confidential Information" shall mean non-public information concerning DMI and its subsidiaries.

         5. This Letter Agreement shall become effective, and is expressly subject to and conditioned upon, the consummation ("Consummation") of the transaction contemplated by that certain Agreement and Plan of Combination, dated as of June 22, 1997, between Dime Bancorp, Inc. ("Bancorp") and NAMC (the "Transaction Agreement"). (If in connection with the transactions contemplated by the Transaction Agreement, the mortgage banking operations of DMI are transferred to another entity that is a direct or indirect subsidiary of Bancorp, then this Letter Agreement shall be assumed by, and be binding upon, such entity and the term "DMI" as used herein shall mean such entity.) Accordingly, the retention of your consulting services by DMI, and DMI's agreement to be bound by the terms hereof, is expressly conditioned upon and subject to the Consummation. If for any reason the Consummation does not occur as contemplated in the Transaction Agreement, DMI shall have no obligation to retain your services, shall have no further obligation or liability to you under this Letter Agreement whatsoever, and the terms of this Letter Agreement shall become automatically void and without further effect.

         6. Throughout the Term and for a period of one year thereafter, you covenant and agree that you will not solicit or otherwise encourage any employee, agent or representative of DMI or any person who was employed by DMI or by NAMC as an employee, agent or representative at
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the time of the termination of your retention or at the end of the Term, to terminate his or her employment with DMI (or NAMC) or such parent or subsidiary, or to become an officer, board member, owner, partner, consultant, employee, agent or representative of any person, firm, corporation, association, or other entity engaged in the mortgage banking business; provided that the foregoing shall not preclude you from soliciting for employment any person terminated by DMI subsequent to the expiration of the Term.

         7. The respective rights and obligations of the parties hereunder shall survive any termination of this Letter Agreement to the extent necessary to the intended preservation of such rights and obligations.

         8. This Letter Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law. Except as otherwise provided herein, this Letter Agreement may only be amended in a writing signed by both parties hereto.

         9. This Letter Agreement may be executed in two or more counterparts, each of which will be deemed an original.


         Please indicate your acceptance to the terms of this Letter Agreement by signing below.


                                       Very truly yours,

                                        DIME MORTGAGE, INC.


                                            By:  /s/ D. James Daras
                                               ----------------------------
                                               Title: Vice President


AGREED AND ACCEPTED


  /s/ John F. Farrell, Jr.
----------------------------
John F. Farrell, Jr.
Date: June 30, 1997